Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Asterias Biotherapeutics, Inc. for the registration of up to $75,000,000 of its Series A Common Stock, Preferred Stock and Warrants and to the incorporation by reference therein of our report dated March 17, 2014 , with respect to the financial statements of Asterias Biotherapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission.

/s/ Rothstein Kass

Roseland, New Jersey
December 4, 2014